Berenberg Asset Management LLC

Code of Ethics and Compliance Manual

CODE OF ETHICS

I.	STANDARDS OF CONDUCT

The Firm is a fiduciary of its Clients, which includes any Funds that the Firm is a sub adviser and provides sub advisory services and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Covered Persons must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual.

Personnel who are considered Covered Persons under the BAM Code of Ethics (the “Code”) include the following:

•	All BAM employees based in the U.S.

•	“Dual hatted” employees employed by Berenberg Hamburg and based abroad

•	Berenberg Hamburg employees providing investment services to U.S. investors

•	Certain consultants, agents and temporary workers

Covered Persons are considered “Access Persons” as defined by the Advisers Act and are required to adhere to all policies and to report to BAM as described herein. Generally, employees of Berenberg Hamburg who do not provide investment advice or do not have access to U.S. client information and temporary or contract workers are excluded from the requirements of the Code and are not Covered Persons.

In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. BAM requires all Covered Persons to conduct all business dealings in an ethical fashion and to abide by not only the technical requirements of this Code, but also to the spirit in which it is intended.

BAM holds to the following principles:

We are fiduciaries – at all times we place the interests of our clients first

•	No employee should take inappropriate advantage of his or her position

•	Information concerning client transactions, holdings and financial circumstances is confidential

•	We maintain and exercise independence in our investment decision-making process

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All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of our position of trust and responsibility

Covered Persons are required to abide by all applicable federal securities laws. Policies concerning these securities laws are discussed in greater detail in this Manual. Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

•	Defraud a client in any manner

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•	Mislead a client, including by making any statement that omits material facts

•	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit on a client

•	Engage in any manipulative practice with respect to a client

•	Engage in any manipulative practice with respect to securities, including price manipulation

•	Favor the interests of one client over another client

•	Profit personally, directly or indirectly, as a result of knowledge about a security or a transaction.

II.	PERSONAL ACCOUNT DEALING AND TRADING

The Advisers Act requires that each SEC-registered investment adviser adopt and maintain policies and procedures that require the adviser’s Covered Persons to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. Personal investments must be consistent with the Firm’s mission to always put Client interests first. All Covered Persons must comply with BAM policies regarding personal account dealing and trading.

1.	Outside Accounts

BAM permits Covered Persons to maintain securities accounts where they have any direct or indirect beneficial ownership at BAM and other financial institutions under certain circumstances.

All outside accounts are reportable except:

•	401(k) and 403(b) or foreign pension plan accounts that can only hold mutual funds and exchange traded funds (“ETFs”)

•	Accounts held directly at mutual fund companies

•	Variable annuities held directly at the carrier

•	Accounts held directly at 529 plans

All other outside accounts must be disclosed within 10 days of becoming a Covered Person and certified to on an annual basis within 30 days of year end. Any changes to existing accounts must be disclosed promptly to the Chief Compliance Officer. Covered Persons must also notify the Chief Compliance Officer of, and receive prior written approval for, any new accounts. For any pre-approved account established during the quarter, the Covered Person must disclose the report date, date the account was established, and name of the broker-dealer/bank.

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Code of Ethics and Compliance Manual

2.	Personal Trading

Covered Persons who wish to effect a transaction in a Reportable Security, must obtain preclearance for the transaction from the Chief Compliance Officer. To the extent possible, a decision on the permissibility of the trade will generally be rendered by the end of the trading day on which the request is received. Any approvals will be effective until the end of the next trading day unless otherwise specified.

Covered Persons may transact in non-Reportable Securities in any outside accounts that have been approved by the Chief Compliance Officer without preclearance.

All securities are reportable (“Reportable Securities”), except:

•	Direct obligations of the U.S. government

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Money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments), where “high-quality short-term debt instrument” is defined to mean any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality

•	Shares issued by money market funds

•	Shares issued by open-end mutual funds (both United States and Europe)

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Shares issued by open-end unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by BAM or their related entities

Transactions effected pursuant to an automatic investment plan that has been approved by the Chief Compliance Officer are exempt from preclearance so long as no changes to the plan occur.

Purchases of limited or private offerings require pre-approval from the Compliance Department prior to proceeding with a transaction. BAM prohibits Covered Persons from acquiring any securities in an initial public offering without prior written approval from the Compliance Department.

Covered persons are required to adhere to BAM policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit Covered Persons from engaging in transactions in securities on BAM’s blackout list until the stated blackout period has passed.

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Code of Ethics and Compliance Manual

3.	Prohibited Transactions

•	No Covered Person may trade in a Reportable Security without first obtaining preclearance, unless otherwise exempt.

•	No Covered Person shall transact on the basis of material non-public information.

•	No Covered Person shall transact in any U.S, or European small or mid-cap securities, including ETF’s

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No Covered Person shall engage in significant short-term trading activity, especially day-trading, except for the purpose of avoiding extensive losses. Short-term trading is generally defined as engaging in a purchase and sale of a security within 15 days. Significant will be defined as more than one (1) short-term trade per month during a 12 month period. However, the Chief Compliance Officer reserves the right to review employee trades and may determine that either more or less activity may constitute short-term trading at the Chief Compliance Officer’s discretion.

Pre -Clearance

Pre- clearance approval will expire one business day after the date the authorization is granted. If the trade instruction is not placed before such pre-clearance expires, the Covered Person is required to again obtain pre-clearance for the trade. In addition, if before placing the trade instructions, the Covered Person becomes aware of any additional information with respect to a transaction that was pre -cleared, Covered Persons shall not proceed further with the trade, without submitting a new pre-clearance request.

Covered Persons are not required to pre-clear the following types of transactions:

•	Treasury securities issued by G8 countries (Canada, France, Germany, Italy, Japan, Russia, United Kingdom and United States)

•	Shares of stock listed on any Large Cap Index (e.g. Dax 30, S& P 500, Dow Jones 30, FTSE 100)

•	Shares of an Exchange Traded Fund that tracks a Large Cap Index

•	Purchases or sales which are executed without the knowledge of the Covered Person. (e.g. inheritance, stock split, etc...)

•	Transactions effected for, and Reportable Securities held in, an account over which the Covered Person has no direct or indirect influence or control:

•	Purchases which are part of an Automatic Investment Plan or DRIP or other regular investment in a selected security or securities subject to pre-approval of the first purchase under the scheme;

•	For those Covered Persons residing outside the United States, registered open ended investment vehicles within their respective jurisdictions which are not advised or sub-advised by BAM;

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Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•	Spot Currency transactions are not considered Reportable Securities and as such are not subject to this requirement,

4.	Periodic Reporting – Covered Persons

All Covered Persons are required to report security holdings and transaction information for Reportable Securities to BAM on a periodic basis

Initial and Annual Holdings Reports. All Covered Persons must disclose all Reportable Securities in any outside account no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted. For each Reportable Security the report must include the title and type of financial instrument, ticker symbol or CUSIP, number of shares, and the principal amount of each Reportable Security. The report must also include the name of any broker, dealer or bank with which the Covered Person maintains an account in which any Reportable Securities are held for the Covered Person’s direct or indirect benefit. The report must also include the date the Covered Person submits the report.

Quarterly Trade Reporting Requirements. All Covered Persons must submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in Reportable Securities, as described above, in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The dated report shall include the name and type of financial instrument, date of the transaction, nature of the transaction(buy/sell), ticker symbol or CUSIP, interest rate and maturity date (for fixed income securities), quantity, price, principal amount and bank, broker-dealer or financial institution through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations to the Chief Compliance Officer of trades and monthly account statements for all accounts in which a Covered Person has a beneficial interest. If there are Reportable Securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the Chief Compliance Officer), employees must independently report such securities.

In lieu of Quarterly Transactions Reporting requirements (listed above) BAM allows Covered Persons to provide duplicate trade confirms and account statements. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable or Covered Securities during the quarter.

Managed Accounts are accounts over which a Covered Person has no direct or indirect influence or control, meaning that the Covered Person has no discretion to trade in the account, and the account is being managed by an investment adviser or broker dealer. If any Covered Person has a Managed Account they will not be required to submit quarterly transaction reports or duplicate statement copies, but at the request of the CCO. In addition, they will be required to complete the Discretionary Managed Accounts Disclosure. (Attachment A)

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Code of Ethics and Compliance Manual

Transactions effected pursuant to an automatic investment plan that has been approved by the Chief Compliance Officer are considered exempt from quarterly reporting requirements so long as no changes to the plan occur. However, an annual holdings report must be filed within 30 days of year-end.

5.	Periodic Reporting – Wilmington Trust

As a sub advisor to the Wilmington Trust Funds, BAM has quarterly reporting and procedural obligations which include:

•	Provision requiring the Fund and Adviser to use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Code of Ethics.

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Provision requiring the Fund’s Board of Directors to approve the Code of Ethics for the Fund as well as the Code of Ethics for the Adviser (if separate) prior to retaining the services of the Adviser. Prior to approval the Board must receive a certification from the Adviser that is has adopted procedures reasonably designed to prevent Access Persons from violating the Fund’s and/or Adviser’s Code of Ethics.

•	Provision requiring that any material changes to the Fund’s and/or Adviser’s Code of Ethics must be approved by the Fund’s Board within 6 months after adoption of the material change.

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Provision requiring the Fund (other than a UIT — defined below) and the Adviser to provide the Fund’s Board of Directors with a written report that describes any issues arising using the Code of Ethics or procedures since its last report including but not limited to any material violations of the Code or procedures and sanction imposed. This written report must be updated no less than annually and must include a re-certification that the Fund and Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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Provision requiring each Fund and Adviser to implement procedures by which appropriate management or compliance personnel review all Holdings/Transactions Reports submitted by Access Persons (explained below).

•	Provision requiring each Fund and Adviser to identify all Access Persons and inform them of their Holdings/Transactions Reporting obligations.

The above obligations are fulfilled by monitoring Code of Ethics reporting via a third-party software system, My Compliances Office or through the quarterly reporting submitted to the Fund’s Board.

III.	INSIDER TRADING

In the course of business, BAM and its employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s over investment and trading on the market for securities. Covered Persons may not trade a security while in the possession of material non-public information, either personally or on behalf of others

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nor may Covered Persons communicate material non-public information to others. This conduct is frequently referred to “insider trading.” The Firm’s insider trading prohibitions apply to all Covered Persons and extend to activities within and outside their duties as employees of the Firm.

1.	Who is an insider?

The concept of “insider” is broad and includes officers, directors and employees of a company. In addition, a person can become an insider if he or she enters into a special confidential relationship with the company and is given access to information solely for the company’s purpose (e.g., attorneys, accountants, consultants, advisors).

2.	What is Material Information?

“Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security.

3.	What is Non-public Information?

Information is considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is available to the general public. For example, a press release, an SEC filing, an article in The Wall Street Journal or other publications of general circulation.

4.	Identification and Prevention of Insider Information

If a Covered Person believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is materials and non-public, the following steps should be taken:

•	Immediately report the matter to the Chief Compliance Officer.

•	Do not trade in the security or a related-security on behalf of yourself or others.

•	Do not communicate the information inside or outside the Firm other than to the Chief Compliance Officer.

If it is determined that a Covered Person is in possession of material non-public information, the Chief Compliance Officer will place the security on the Firm’s restricted list. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on securities also extend to derivatives, rights and warrants relating to such securities.

Berenberg Asset Management LLC

Code of Ethics and Compliance Manual

5.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers and may include civil penalties up to three times the amount of any profit gained or loss avoided. Additionally, willful violations may result in other significant criminal penalties, including fines up to $5 million and/or imprisonment up to 20 years for an individual and fines up to $25 million for a business. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

IV.	GIFTS AND ENTERTAINMENT

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its clients. Therefore, the overriding principle is that Covered Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Covered Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Covered Persons.

1.	Gifts

On occasion, because of an employee’s position with the Firm, an employee may be offered, or may receive, gifts or other forms of non-cash compensation from a client, prospective client, or any person or entity that does or seeks to do business with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value not exceeding $100 USD annually may be accepted.

Similarly, Covered Persons may give gifts of an aggregate value not exceeding $100 USD per recipient per year to clients, prospective clients, or any person or entity that does or seeks to do business with the Firm on occasions when gifts are reasonable and customary.

2.	Entertainment

On occasion, Covered Persons may provide or accept reasonable entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the Firm, provided there is a business purpose for the entertainment and both parties are present and attend the event. To the extent that one of the parties is not present, the occasion will be treated as a gift and the gift rules discussed in the previous section shall apply. In addition to the policies and procedures outline herein, please refer to BAM’s Travel and Entertainment Policy for further guidelines.

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Code of Ethics and Compliance Manual

3.	Prohibited Activities

Covered Persons should keep in mind the following prohibited activities when given or receiving gifts and/or entertainment:

•	Under no circumstances shall a Covered Person solicit gifts or gratuities from clients, prospective clients, or any person or entity that does or seeks to do business with the Firm.

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Covered Persons may not give or accept any gifts with an aggregate value in excess of $100 USD per year to or from any a client, prospective client, or any person or entity that does or seeks to do business with the Firm. If a Covered Person receives a gift with a value in excess of $100 USD, the Chief Compliance Officer must be notified immediately so as to determine the best course of action. Generally, the Covered Person will be required to return the gift. However, at the discretion of the Chief Compliance Officer and in situations where returning the gift would not be remedial (e.g., the gift is custom engraved), the Covered Person may be allowed to make a donation to charitable organization in the amount of gift or may elect to purchase the item directly from the giving party.

•	The giving or receiving of any cash or cash-equivalent gift (e.g., gift cards, vouchers, checks, etc.), regardless of value, is strictly prohibited.

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No Covered Persons may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.

•	Covered Persons may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

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ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money and anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and, therefore, unlawful under ERISA.

Many public employee benefit plans are subject to similar restrictions. Covered Persons should never offer gifts, entertainment or other favors to ERISA clients or prospects without the Chief Compliance Officers approval.

•	Any gifts or entertainment to U.S. and foreign public officials, including elected officials or those working for semi-governmental entities, must be pre-approved by the Chief Compliance Officer.

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V.	POLITICAL CONTRIBUTIONS

The Advisers Act requires BAM to implement a policy against “pay-to-play” practices. Such practices are those where RIAs or their employees make direct or indirect payments to state and local government officials which are perceived to improperly influence the award of government investment business. Such payments could occur by contributing to a political campaign or political action committee (“PAC”) or through gifts and entertainment to government or elected officials, addressed in Section IV above.

Rule 206(4)-5(a)(1) generally prohibits a RIA from receiving compensation for providing advice to a government entity within two years after a contribution to an official of the government entity has been made by the adviser or by any of its covered associates (the “Two-Year “Time Out” Rule”).

As a result of the Two-Year “Time Out,” no Covered Person may make a contribution to a local, state or federal political campaign, PAC without written pre-approval from the Chief Compliance Officer. Please note that many dinners and events are sponsored on behalf of a political campaign. Purchasing tickets to such events requires pre-approval from the Chief Compliance Officer.

VI.	OUTSIDE BUSINESS ACTIVITIES

Our fiduciary duties to Clients dictates that the Firm and its Covered Person devote their professional attention to the Client interests above their own and those of other organizations. Accordingly, Covered Persons may not engage in any outside business activities without the prior written consent of the Chief Compliance Officer. Generally, Covered Persons are prohibited from engaging in outside business or investment activities that may interfere with their duties with the Firm.

1.	What is an outside business activity?

Outside business activity includes any business enterprise, whether for compensation or not, that is outside the scope of the Covered Person’s duties to the Firm. These activities include, but are not limited to:

•	providing investment advisory or financial services;

•	acting as a proprietor, partner, officer, director, trustee, consultant, employee, agent or having any financial interest in another business or organization;

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non-compensated positions where a Covered Person is acting in a fiduciary capacity (e.g., treasurer, power of attorney, charitable trust officer or director for a non-profit company) other than with respect to a family member;

•	business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions;

•	speaking engagements (whether compensated or not);

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•	any other activity where the Covered Person is to receive compensation (e.g. part-time employment, writing a novel);

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any other activity where the Covered Person is to give opinions, thoughts or advice on investments, securities, markets, strategies or related topics (e.g., lecturing at a university, writing a blog, article, white paper or book).

Non-compensated volunteer activities, such as service at a food kitchen or an animal shelter does not need to be disclosed.

2.	Disclosure

Employees should disclose to the Chief Compliance Officer, in writing, any outside business activity as defined above within 10 days of becoming a Covered Person. Prior to undertaking any new activities, the Covered Person must obtain written approval from the Chief Compliance Officer. Activities that present a clear conflict of interest or could harm the reputation of the Firm will not be permitted. Certain activities may require additional reporting at the discretion of the Chief Compliance Officer.

VII.	CONFIDENTIALITY

During the course employment, Covered Persons may have access to confidential information related to BAM’s business. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the Firm or its employees.

1.	Information about the Firm, Clients, Investors, Related Parties, Employees and Others

Information related to the BAM’s business includes information about BAM, as well as information related to the BAM’s models, investments, clients, investors, related parties, independent contractors and employees. You may also have access to confidential information about competitors in the industry. You may not, either during your period of service to the BAM or thereafter, directly or indirectly use or disclose to anyone any such confidential information, except as permitted by this Manual or other applicable policies. It is impermissible to share confidential information obtained regarding a third party with anyone outside of BAM, including another division of Berenberg Hamburg, except when a party has signed a confidentiality agreement.

2.	Prior Employer’s Confidential Information and Trade Secrets

Do not disclose to BAM, or use during your employment at BAM, any confidential or proprietary information or trade secret of a prior employer, unless the information or trade secret is then public information through no action of your own or unless previously agreed to by the prior employer. In addition, you must not encourage outside parties to share information that may be confidential or proprietary to their employer or their employer’s trade secrets with you.

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All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Covered Person will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Covered Person will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as a Covered Person.

POLICIES & PROCEDURES

I.	REGISTRATION REQUIREMENTS

The disclosure requirements of the Advisers Act are designed to ensure that Clients and prospective Clients receive material information about the Firm and to prevent the Firm from perpetrating fraud or deceit upon its Clients. The Advisers Act and its rules prescribe disclosures that must be made in the Firm’s brochure (Form ADV, Part II).

1.	Form ADV

Pursuant to Rule 204-1, BAM must maintain the accuracy of the information provided in its Form ADV. Form ADV is divided into two parts (Part I and Part II). Part 1A requests certain basic information about the Firm and its business, including its executive officers and owners, numbers and types of Clients, and amount of assets under management.

Part II of Form ADV requires information concerning the Firm’s business, including a description of advisory services provided and fees charged, the types of Clients to which the Firm generally provides services, the types of securities on which the Firm provides advice, the Firm’s methods of security analysis, sources of information and investment strategies, any standards of education or business experience required of those involved in giving investment advice to Clients, the education and business background of members of the Firm’s investment committee, material activities of the Firm, financial industry affiliations of the Firm, the nature of the Firm’s participation or interest in Client securities transactions, and brokerage placement practices, including soft dollar arrangements.

2.	Annual and Other Form ADV Amendments.

All amendments to the Firm’s Form ADV reflecting changes in its operations, policies, procedures or management must be filed timely, in accordance with the following requirements:

•	Form ADV must be amended “promptly” to reflect (i) any changes in Items 1 (identifying information), 3 (form of organization), 9 (custody), or 11 (disciplinary information) of Part 1A; or (ii) any material change in Items 4 (successions), 8 (participation or interest in client transactions), or 10 (control persons) of Part 1A or any part of the adviser’s brochure (Part 2A) or brochure supplement (Part 2B) become materially inaccurate. While there is no formal definition of the meaning of “promptly,” the industry generally uses 30 days as a rule, and the SEC staff has informally stated this as a standard.